SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Princeton Review, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 28, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of The Princeton Review, Inc., which will be held on June 21, 2011, at 10:00 a.m. at the offices of Goodwin Procter LLP, located at 53 State Street, Boston, Massachusetts 02109.

At the Annual Meeting, you will be asked (1) to elect one Class I member of our Board of Directors for a three-year term, (2) to ratify the selection of our independent registered public accounting firm, (3) to cast an advisory vote on the compensation of our named executive officers, and (4) to cast an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers. The Board of Directors recommends that you vote FOR Proposals 1-3 and FOR holding future advisory votes on the compensation of our named executive officers on a biennial basis. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

We are pleased to inform you that we are taking advantage of the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders via the Internet rather than in paper form. Accordingly, we are sending most of our stockholders a notice regarding the availability of the proxy statement and our annual report via the Internet. We believe these rules will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. Instructions on how to vote are contained in the proxy statement. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

John M. Connolly

Interim President and Chief Executive Officer

Framingham, Massachusetts

THE PRINCETON REVIEW, INC.

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 21, 2011

Notice Is Hereby Given that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of The Princeton Review, Inc. will be held on Tuesday, June 21, 2011, at 10:00 a.m. at the offices of Goodwin Procter LLP, located at 53 State Street, 28th Floor, Boston, Massachusetts 02109, for the following purposes:

1.	To elect one Class I member of our Board of Directors for a three-year term;

2.	To ratify the selection of the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.	To cast an advisory vote on the compensation of our named executive officers;

4.	To cast an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers; and

5.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Proposal No. 1 relates solely to the election of one director nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the corporation.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on April 28, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock, par value $0.01 per share, and Series D Convertible Preferred Stock, par value $0.01 per share, at the close of business on that date will be entitled to notice of the Annual Meeting. The holders of common stock are entitled to vote on all matters at the Annual Meeting and at any adjournments or postponements thereof. The holders of Series D Convertible Preferred Stock are entitled to vote on an as-converted basis, on all matters at the Annual Meeting and at any adjournments or postponements thereof.

We hope you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented. Under Securities and Exchange Commission rules, we are providing access to the proxy materials for the Annual Meeting to shareholders via the Internet. Accordingly, you can access the proxy materials and vote at www.proxyvote.com. Instructions for accessing the proxy materials and voting are described below and in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received in the mail. Please review the proxy materials prior to voting. We urge you to read the proxy statement carefully, which is being solicited by the Board of Directors, and to vote by telephone or Internet, or, if you received printed materials, by signing, dating, and mailing promptly the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously voted by Internet, voted by telephone or delivered a signed proxy.

VOTING METHOD

The accompanying proxy statement describes important issues affecting The Princeton Review, Inc. To vote:

1.	BY INTERNET, go to the Internet web address www.proxyvote.com and follow the instructions on the Notice you received in the mail and on the website. In order to vote via the Internet, you must use the control number provided in the shaded bar of the Notice. Proxies submitted by the Internet must be received by 11:59 p.m., Eastern Time, on June 20, 2011.

2.	BY PROXY CARD, if you have requested a proxy card by mail in accordance with the instructions in the Notice, complete, date, sign, and return the proxy card in the postage-prepaid envelope provided. If you vote by Internet or telephone, please do not mail your proxy card. Your proxy card must be received prior to the Annual Meeting.

In accordance with our security procedures, all persons attending the Annual Meeting will be required to present picture identification.

By Order of the Board of Directors

Neal S. Winneg

Secretary

Framingham, Massachusetts

April 28, 2011

THE PRINCETON REVIEW, INC.

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS to be held on June 21, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Princeton Review, Inc. (“The Princeton Review,” “we,” “us,” or “our”) for use at our 2011 Annual Meeting of Stockholders to be held on June 21, 2011, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked (1) to elect one Class I member of our Board of Directors for a three-year term, (2) to ratify the selection of our independent registered public accounting firm, (3) to cast an advisory vote on the compensation of our named executive officers, (4) to cast an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers, and (5) to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are expected to be first sent to stockholders on or about May 9, 2011. The Board of Directors has fixed the close of business on April 28, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Only stockholders of record of The Princeton Review’s common stock, par value $0.01 per share (the “Common Stock”), and Series D Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at the close of business on the Record Date will be entitled to notice of the Annual Meeting. The holders of Common Stock are entitled to vote on all matters at the Annual Meeting and at any adjournments or postponements thereof. The holders of Preferred Stock are entitled to vote on an as-converted basis on all matters at the Annual Meeting and at any adjournments or postponements thereof. As of April 28, 2011, there were 54,291,177 shares of Common Stock outstanding and entitled to vote on all matters at the Annual Meeting and 120,618 shares of Preferred Stock outstanding and entitled to vote on an as-converted basis on all matters at the Annual Meeting. As of the Record Date the Preferred Stock was convertible into an aggregate of 25,393,303 shares of Common Stock. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date. Holders of Preferred Stock outstanding as of the close of business on the Record Date will be entitled to vote on an as-converted basis each share held by them on the Record Date.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock and Preferred Stock on an as-converted basis, voting together as a single class, cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of the Class I director. For the advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers, the frequency that receives the highest number of affirmative votes of the shares of Common Stock and Preferred Stock on an as-converted basis, voting together as a single class, shall be deemed approved. The affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock on an as-converted basis, voting together as a single class, cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the approval of any other matters properly presented at the Annual Meeting. For the purpose of determining whether the stockholders have approved matters other than the election of directors under Delaware law, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker “non-votes,” or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.

The persons named as attorneys-in-fact in the proxy, John M. Connolly, Christian G. Kasper and Neal S. Winneg, were selected by the Board of Directors. All properly executed proxies returned in time to be counted at the meeting will be voted by such persons at the Annual Meeting. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the nominee for Class I director named in this Proxy Statement for a three-year term, FOR the ratification of the selection of our independent registered public accounting firm, FOR the approval of an advisory resolution regarding our named executive officer compensation, and FOR holding future advisory votes on the compensation of our named executive officers on a biennial basis. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of The Princeton Review at our address set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

To be admitted to the Annual Meeting, you will need to present a valid picture identification, such as a driver’s license or passport, if your shares are held in your name. If your shares are held in “street name” by your broker (or other nominee), you should contact your broker (or other nominee) to obtain a proxy in your name and present it, together with a valid picture identification, at the Annual Meeting in order to vote.

The Princeton Review’s 2010 Annual Report, including financial statements for the fiscal year ended December 31, 2010, accompanies the proxy solicitation materials. The Annual Report, however, is not part of the proxy solicitation materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held on June 21, 2011.

Our proxy statement and annual report are available at www/proxyvote.com (this site is hosted by a third party).

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Six of the members of the Board of Directors are elected by the holders of our Common Stock and Preferred Stock on an as-converted basis, voting together as a single class, and are divided into three classes, Class I, Class II and Class III, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders. Two of the members of our Board of Directors are elected by the holders of our Series D Convertible Preferred Stock, voting separately as a class, and serve until their successors are duly elected and qualified.

At the Annual Meeting, one Class I director will be elected to serve until the annual meeting of stockholders in 2014 or until his successor is duly elected and qualified.

Upon the recommendation of the Nominating Committee, the Board of Directors has nominated David Lowenstein to serve as a Class I director of The Princeton Review. Mr. Lowenstein is currently serving as a Class I director. The Board of Directors anticipates that Mr. Lowenstein will serve if elected as a director. However, if Mr. Lowenstein is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR the election of David Lowenstein.

INFORMATION REGARDING NOMINEES AND DIRECTORS

The following biographical descriptions set forth certain information with respect to the nominee for election as a Class I director at the Annual Meeting, the continuing directors whose terms currently expire at the annual meetings of stockholders in 2012 and 2013, the continuing directors who are elected by the holders of our Series D Convertible Preferred Stock, and Robert E. Evanson, currently a Class I director, who has informed us that he will not stand for re-election upon the expiration of his term at this Annual Meeting, based upon information furnished to us by each director. The information presented includes information regarding the individual’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director for our company. We also believe that our director nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to The Princeton Review and the Board of Directors. While the Nominating Committee does not have a formal policy with respect to diversity, the Board of Directors and the Nominating Committee believe that it is important that the members of the Board of Directors represent diverse viewpoints. The qualifications that our Nominating Committee seeks in recommending qualified director candidates is described below under the sections titled “Nominating Committee” and “Corporate Governance Guidelines.”

Class I Nominee for Election at 2011 Annual Meeting—Term to Expire in 2014

David Lowenstein, 49, has served as a director of our company since May 2007 and as Chairman of the Board of Directors since September 2008. Mr. Lowenstein has served as the President of FN Technologies, Inc., Federated Networks, a security software company, since 2005. From 2003 to 2005, Mr. Lowenstein served as the President of Learning Library, Inc., a web-based education publishing and management company. In December 1995, Mr. Lowenstein co-founded SOURCECORP, Incorporated (formerly known as F.Y.I. Incorporated), a business process outsourcing and consulting firm, and served as its Director, Executive Vice President Corporate Development, Chief Financial Officer and Treasurer from February 1995 to December 1997, its Director, Executive Vice President Corporate Development from December 1997 to December 1999 and its Director, Mergers and Acquisition Consultant from January 2000 to July 2006. Mr. Lowenstein received his Honors B.A. from Sir Wilfred University and a M.S. in Public Policy and Business Administration from Carnegie Mellon

University. Mr. Lowenstein’s transactional and financial expertise and executive level operating experience are an asset to our company, and these experiences benefit us through his service as the Chairman of our Board of Directors, Chair of our Compensation Committee, and a member of our Nominating Committee and Audit Committee for which he qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (“SEC”).

Class II Continuing Directors—Term to Expire in 2012

Richard Katzman, 54, has served as a director of our company since 1985. Mr. Katzman was the Chairman of the Board and Chief Executive Officer of Kaz, Inc., a manufacturer of consumer appliances, from 1997 until its sale in 2010. From 1987 to 1997, Mr. Katzman served as President of Kaz, Inc. He is currently self-employed as a management consultant. Mr. Katzman received a B.A. from Brown University. Mr. Katzman’s tenure as a director with our company and his executive level operating experience provides us with a valuable perspective on the company’s current direction, its historical challenges and the test preparation business generally.

David L. Warnock, 53, has served as a director of our company since March 2010. Mr. Warnock is a partner with Camden Partners and co-founded the firm in 1995. He has over 25 years of investment experience and focuses on investments in the education and business and financial services sectors. Mr. Warnock serves on the boards of directors of National American University, Inc., New Horizons Worldwide, Inc., Nobel Learning Communities, Inc., Primo Water Corporation, Questar Assessment, Inc., formerly Touchstone Applied Science Associates, CIBT Education Group, Inc. and certain private companies, and formerly served on the board of American Public Education, Inc., all of which are Camden Partners’ portfolio companies. Previously, Mr. Warnock was President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II. He was also co-manager of the T. Rowe Price New Horizons Fund. Mr. Warnock was employed by T. Rowe Price Associates from 1983 to 1995. Mr. Warnock is also Chairman of The Center for Urban Families and former Chairman of the Board of Calvert Education Services. Mr. Warnock is also a founder and trustee of the Green Street Academy in Baltimore City. Mr. Warnock received his undergraduate degree from the University of Delaware and an M.S. in Finance from the University of Wisconsin. He is a Chartered Financial Analyst Charterholder. Mr. Warnock was elected to our Board of Directors in accordance with the terms of our Joinder and Amendment to our Series E Preferred Stock Purchase Agreement. Mr. Warnock’s extensive experience in the education and financial sectors provides us with balanced guidance in shaping our strategic and financing opportunities.

Class III Continuing Directors—Term to Expire in 2013

John S. Schnabel, 46, has served as a director of our company since December 2009. Mr. Schnabel has been a partner at Falcon Investment Advisors LLC since 2000. Mr. Schnabel was a partner at Canterbury Capital Partners LLC from 1997 to 2000, and his prior affiliations include Generation Partners and General Motors Investment Management Corporation. Mr. Schnabel received a B.S. in Chemistry from Adelphi University, an M.B.A. with emphasis in Operations Research from Hofstra University and an advanced studies certificate from New York University’s Stern School of Business Administration. Mr. Schnabel was elected to our Board of Directors in accordance with the terms of our junior credit facilities. Mr. Schnabel has extensive knowledge of the capital markets and is a valuable contributor to our Board of Directors’ discussions of our company’s financial position and financing opportunities.

Linda Whitlock, 63, has served as a director of our company since April 2009. Ms. Whitlock currently serves as the lead director on the board of directors of the Cambridge Trust Company/Cambridge Bancorp, a publicly held bank and bank holding company, of which she has been a director since 2002. Ms. Whitlock also served on the board of directors of the Boston Stock Exchange from 2004 to 2008. Ms. Whitlock is the President of The Whitlock Group, a firm that provides management, strategy, and governance consulting to chief executive officers, board chairs, and senior leadership teams. From January 1999 to June 2008, she was the Nicholas President and Chief Executive Officer of Boys & Girls Clubs of Boston, a non-profit entity that provides affordable, high-impact programs to tens of thousands of at-risk youth. Before that, Ms. Whitlock held administrative positions at, and had been a member of the faculties of, Buckingham Browne & Nichols School and Concord Academy in Massachusetts. She has also taught at MIT, Tufts, and the University of Michigan, and is a member of the board of trustees of Brandeis University. Ms. Whitlock received an A.B. in psychology from Mount Holyoke College and an A.M. in Psychology from the University of Michigan. Ms. Whitlock’s breadth of experience in education, executive-level operations and finance and her experience on other public company boards of directors makes her well suited for our Board of Directors and our Audit Committee.

Series D Preferred Continuing Directors

Jeffrey R. Crisan, 37, has served as a director of our company since July 2007. Mr. Crisan has been a Managing Director of Bain Capital Ventures since 2009. Prior to that he held various roles within Bain Capital Ventures, including Director, since 2000. Prior to joining Bain Capital Ventures, Mr. Crisan worked in Bain Capital’s Private Equity Group from 1998 to 2000, and from 1995 to 1998, Mr. Crisan was a consultant with Bain & Company. Mr. Crisan currently serves as a director of Nanosphere, Inc. Mr. Crisan received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Crisan was elected to our Board of Directors in accordance with the terms of the Certificate of Designation of Series D Convertible Preferred Stock, which provides for the election of two directors by the holders of our Series D Convertible Preferred Stock. Our board of directors benefits from Mr. Crisan’s extensive experience with financial analysis, mergers and acquisitions, strategic analysis and planning for a range of growth companies and the integration of acquired businesses like Penn Foster. Mr. Crisan serves on our Compensation Committee and our Nominating Committee.

Michael A. Krupka, 46, has been a director of our company since July 2007. Mr. Krupka joined Bain Capital in 1991 and has served as a Managing Director of Bain Capital Ventures since 2000. Prior to Bain Capital Ventures, Mr. Krupka was a Managing Director with Bain Capital’s Private Equity Group from 1994 to 2000. From 1991 to 1994, Mr. Krupka was part of Information Partners, a Bain Capital fund focused on early-stage information technology investing, and a consultant with Bain & Company. Mr. Krupka serves as a director of Vonage Holdings Corp. Mr. Krupka received a B.A. from Dartmouth College. Mr. Krupka was elected to our Board of Directors in accordance with the terms of the Certificate of Designation of Series D Convertible Preferred Stock, which provides for the election of two directors by the holders of our Series D Convertible Preferred Stock. Mr. Krupka has substantial experience with capital markets, leveraged finance transactions and strategic analysis and planning for a range of growth companies, as well as extensive financial expertise.

Class I Director Retiring as of the Annual Meeting

Robert E. Evanson, 74, has served as a director of our company since June 2005. From retirement in 2003 through 2008, Mr. Evanson was an advisor to Apax Partners, Inc., a $31 billion private equity company, The Parthenon Group, a strategic consulting firm based in Boston, Massachusetts and others. From 1992 until 2003, Mr. Evanson worked at The McGraw-Hill Companies, Inc., a global information services provider and publisher, in various positions leading up to President of McGraw-Hill Education, the educational publishing unit of McGraw-Hill. Before that, Mr. Evanson held various posts at Harcourt Brace Jovanovich, Inc. including Chief Financial Officer and CEO of Sea World Theme Parks and was a partner at Arthur Andersen & Co. Mr. Evanson received a B.B.A. from St. John’s University and an M.B.A. from New York Institute of Technology. Mr. Evanson brings extensive experience in the education and publishing fields and serves as the chair of our Audit Committee for which he qualifies as an “audit committee financial expert” under the rules of the SEC. Mr. Evanson also serves on our Compensation Committee and Nominating Committee.

Executive Officers

The following biographical descriptions set forth certain information with respect to our executive officers.

John M. Connolly, 58, has served as our Interim President and Chief Executive Officer since March 2011. Mr. Connolly served as Interim President and Chief Executive Officer of EDGAR Online, Inc. from September

2010 until March 2011, and has served as an operating partner of Bain Capital Ventures, the Boston-based venture capital affiliate of Bain Capital, a private investment firm, since 2009, and as a managing director since January 2010. Mr. Connolly also serves as the Chairman of the Board of Directors of EDGAR Online, Inc. Prior to joining Bain Capital Ventures, Mr. Connolly was President, Chief Executive Officer, and Chairman of M|C Communications. Prior to M|C, from 2004 through March 2007, Mr. Connolly was President and Chief Executive Officer of Institutional Shareholder Services (ISS). Previously, Mr. Connolly founded Mainspring Inc., a provider of strategic consulting, research, and advisory services to Fortune 1000 companies. Under his leadership, Mainspring grew from a start up to a publicly traded company and was purchased by IBM in 2001. Mr. Connolly went on to serve as Global General Manager of IBM’s financial services business consulting practice. Mr. Connolly received his B.A. from St. Norbert College and his Executive Education Degree from the Executive Education Program at INSEAD.

Christian G. Kasper, 40, has served as our Executive Vice President, Treasurer, and Chief Financial Officer since August 2010. From September 2009 to June 2010, Mr. Kasper served as a director of AlixPartners, LLP, a global business advisory firm specializing in improving financial and operational performance in urgent, high-impact situations. From April 2006 until February 2009, Mr. Kasper was Senior Vice President, Strategy and Corporate Development of Lifetime Brands, Inc., a consumer products company. From 2003 until April 2006, Mr. Kasper was Vice President, Finance and Corporate Development, and then Senior Vice President, Finance and Acting Chief Financial Officer, of Syratech Corporation, a tabletop and home décor company.

H. Scott Kirkpatrick, Jr., 38, President, Higher Education Readiness Division, joined us in December 2009. Mr. Kirkpatrick served as an executive at Houghton Mifflin Harcourt from July 2006 to November 2009, where he served as Executive Vice President of Strategy and Marketing from December 2008 to November 2009, President of the company’s technology division, Houghton Mifflin Harcourt Learning Technology from January 2007 to December 2008 and Vice President of Strategy from July 2006 to January 2007. Prior to Houghton Mifflin Harcourt, Mr. Kirkpatrick was a strategy consultant at Callidon Group and the Parthenon Group from 2001 to July 2006, where he focused on advising clients in the information and publishing industries. Mr. Kirkpatrick was a United States Coast Guard officer from 1995 to 1999. Mr. Kirkpatrick received a B.S. in Economics and Management from the United States Coast Guard Academy and an M.B.A. from MIT’s Sloan School of Management.

Thomas G. O’Keefe, 57, President, Penn Foster Division, joined us in December 2009 in connection with the acquisition of Penn Foster Education Group, Inc. From the date of the acquisition until September 2010 Mr. O’Keefe served as EVP, Marketing and Business Development, Penn Foster Division. He was promoted to President, Penn Foster Division in September 2010. Prior to the acquisition, Mr. O’Keefe served Penn Foster Education Group, Inc. as Director of Strategic Development from July 2003 to December 2004, as Vice President, Strategic Development from December 2004 to April 2009, and as EVP, Marketing and Business Development from April 2009 to December 2010. Mr. O’Keefe began his career at several New York publishing companies including Forbes and Fairchild Publications, and he has served in senior management roles at Lighthouse Publishing Services, Cowles Enthusiast Media and Primedia, Inc. Mr. O’Keefe received a B.A. from New York University and attended New York University’s Leonard N. Stern School of Business.

Neal S. Winneg, 51, Executive Vice President, Secretary and General Counsel, joined us in August 2007. Mr. Winneg served as Senior Vice President, Secretary, and General Counsel of Upromise, Inc. from its formation in early 2000 through 2007. Before that, Mr. Winneg served as Senior Vice President, Secretary, and General Counsel of The Learning Company, Inc. Mr. Winneg began his career with the law firm of Skadden, Arps, Slate, Meagher & Flom, where he concentrated on corporate and securities law, mergers and acquisitions, and venture and other financing. Mr. Winneg received a B.A. from Yale University and a J.D. from Boston University School of Law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities (collectively, “Section 16 reporting persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of The Princeton Review. Section 16 reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and on written representations that no other reports were required, during the fiscal year ended December 31, 2010, the Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors consists of eight directors, as described in “Proposal 1: Election of Directors.” Our Board of Directors believes that there should be a majority of independent directors on the Board of Directors. Although each of our current board members is an independent director, we expect that, consistent with our historical practice and upon our hiring of a permanent Chief Executive Officer, our Chief Executive Officer will be appointed as a member of our Board of Directors. Our Board of Directors believes that it is useful and appropriate to have members of management as directors.

The Board of Directors has determined that each of Jeffrey R. Crisan, Robert E. Evanson, Richard Katzman, Michael A. Krupka, David Lowenstein, John S. Schnabel, Linda Whitlock and David L. Warnock qualify as “independent” in accordance with the director independence standards of The NASDAQ Stock Market, Inc. The NASDAQ independence definitions include a series of objective tests, including that the director is not an employee of the company and has not been engaged in various types of business relationships with the company. In addition, as also required by the NASDAQ rules, the Board of Directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment by such director in carrying out the responsibilities of a director.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During 2010, the Audit Committee met five times, the Compensation Committee met six times and the Nominating Committee met one time.

Board Leadership Structure

The roles of Chairman of the Board of Directors and Chief Executive Officer of our company are separated. Although our interim Chief Executive Officer is not a member of our Board of Directors, we expect that, consistent with our historical practice, the future permanent Chief Executive Officer will be appointed as a member of our Board of Directors. Our Board of Directors is led by our Chairman, David Lowenstein, one of our independent directors. Independent directors and management have different perspectives and assume different roles in strategy development. Our company’s independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board of Directors believes that having a Chairman who is independent and separate from the Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance.

One of the key responsibilities of the Board of Directors is to oversee management in the execution of company strategy. The Board of Directors believes having an independent Chairman is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

The Board of Directors’ Role in Risk Oversight

The Board of Directors oversees our risk management process. This oversight is primarily accomplished through the Board of Directors’ committees and management’s reporting processes, including receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The Audit Committee focuses on risk related to accounting, internal controls, and financial and tax reporting. The Audit Committee also assesses economic and business risks, monitors compliance with ethical standards and identifies and evaluates risks associated with related party transactions. The Compensation Committee identifies and oversees risks associated with our executive compensation policies and practices, and the Nominating Committee identifies and oversees risks associated with director independence and the implementation of corporate governance policies. When a committee of the Board of Directors is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next meeting of the Board of Directors. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Compensation Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We also believe we have allocated our compensation among base salary, annual incentives and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Additionally, as a provider of classroom-based, print and online education products and services, we do not face the same level of risks associated with compensation of employees at businesses such as financial services companies. Although our Compensation Committee focuses primarily on the compensation of named executive officers because risk-related decisions depend predominantly on their judgment, the Compensation Committee believes that the features of our programs reflect sound risk management practices, and risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on our company.

For more corporate governance information, you are invited to access our Investor Relations website at http://ir.princetonreview.com.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of our financial accounting and reporting processes. Our Board of Directors has adopted an Audit Committee Charter which contains the Audit Committee’s mandate, membership requirements and duties and obligations. A copy of the Audit Committee Charter is posted on our Investor Relations website at http://ir.princetonreview.com. In accordance with the Audit Committee Charter, the Audit Committee has the sole authority for the appointment, replacement, compensation, and oversight of the work of our independent auditor, reviews the scope and results of audits with our independent auditor, reviews with management and our auditors our annual and interim operating results, considers the effectiveness of our internal control over financial reporting and our disclosure controls and procedures, considers our auditors’ independence, and reviews and approves in advance all engagements of any accounting firm (including the fees and terms thereof). The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding our accounting, internal control over financial reporting, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee consists of Robert E. Evanson (Chair), David Lowenstein and Linda Whitlock. Each member of the Audit Committee is “independent” under the standards established by the SEC and NASDAQ for members of audit committees. Mr. Evanson and Mr. Lowenstein have both been determined by our Board of

Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. The designation as audit committee financial expert is a disclosure requirement of the SEC related to Mr. Evanson’s and Mr. Lowenstein’s experience and understanding of certain accounting and auditing matters.

Compensation Committee

The Compensation Committee has the sole authority and responsibility for reviewing and determining, or recommending to the Board of Directors for determination, the cash and equity compensation and other matters relating to the compensation of our Chief Executive Officer, all other executive officers and members of our Board of Directors. The Compensation Committee is also responsible for the administration of The Princeton Review, Inc. 2000 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), including reviewing management recommendations with respect to grants of awards and taking other actions as may be required in connection with our compensation and incentive plans. Our Board of Directors has adopted a Compensation Committee Charter which contains the Compensation Committee’s mandate, membership requirements and duties and obligations. A copy of the Compensation Committee Charter is posted on our Investor Relations website at http://ir.princetonreview.com. In accordance with the Compensation Committee Charter, in addition to its responsibilities relating to compensation of executive officers and members of our Board of Directors, the Compensation Committee also oversees our overall compensation structure, policies and programs, including with respect to incentive- and equity-based plans, and reviews our processes and procedures for the consideration and determination of compensation of executive officers and members of our Board of Directors. In addition, the Compensation Committee has the authority to retain and terminate a consultant or other outside advisor on compensation matters and reviews and discusses with our Board of Directors corporate succession plans for the chief executive officer and other key officers. See the “Compensation Discussion and Analysis” section of this Proxy Statement for additional information regarding our processes and procedures for the consideration and determination of compensation of our named executive officers.

The Compensation Committee consists of David Lowenstein (Chair), Jeffrey R. Crisan and Robert E. Evanson. Each member of the Compensation Committee is “independent” under the standards established by NASDAQ, an “outside director” within the meaning of Section 162 of the Internal Revenue Code and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

Nominating Committee

The Nominating Committee has the authority and responsibility to identify, research and recommend to the Board of Directors qualified candidates to serve as directors on our Board of Directors other than directors elected pursuant to the terms of any of our outstanding preferred stock. Our Board of Directors has adopted a Nominating and Governance Charter which contains the Nominating Committee’s mandate, membership requirements and duties and obligations, as well as certain corporate governance principles and procedures described below under “Corporate Governance Guidelines.” A copy of the Nominating and Governance Charter is posted on our Investor Relations website at http://ir.princetonreview.com. In addition to considering candidates suggested by stockholders, the Nominating Committee solicits recommendations from our directors, members of management and others familiar with and experienced in the education services industry. The Nominating Committee establishes criteria for the selection of nominees and reviews the appropriate skills and characteristics required of board members. In evaluating candidates, the Nominating Committee considers issues of independence, diversity and expertise in numerous areas, including experience in the education services industry, finance, marketing, international experience and culture. The Nominating Committee selects individuals of the highest personal and professional integrity who have demonstrated exceptional ability and judgment in their field and who would work effectively with the other directors and nominees to the Board of Directors. The Nominating Committee also monitors and reviews the committee structure of the Board of Directors, and each year it recommends to the Board of Directors for its approval directors to serve as members of each committee.

The Nominating Committee conducts an annual review of the adequacy of the Nominating and Governance Charter (described below) and recommends proposed changes.

The Nominating Committee consists of Jeffrey R. Crisan, Robert E. Evanson and David Lowenstein. Each member of the Nominating Committee is “independent” under the standards established by NASDAQ.

Attendance at Board, Committee and Annual Stockholders’ Meetings

The Board of Directors met eleven times during 2010 (including meetings by telephone). Each of our directors is expected to attend each meeting of the Board of Directors and the committees on which he serves. In 2010, each of our directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he or she served. We do not currently have a policy requiring attendance of our directors at our annual meetings of stockholders. All but one of our directors attended the 2010 annual meeting of stockholders.

Communications from Stockholders to Board Members

Our Board of Directors offers stockholders the opportunity to communicate directly with our directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Board of Directors, The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, MA 01701 or by email to Board@review.com. The name of any intended recipient should be noted in the communication. Communications sent or emailed to the Board of Directors are automatically forwarded to Neal S. Winneg, our corporate Secretary and David Lowenstein, the Chairman of the Board. Upon receipt of a communication, Mr. Winneg forwards the correspondence to the intended recipients; however, the Board of Directors has also instructed Mr. Winneg to review such correspondence and, in his discretion, not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the Board of Directors. In such cases, correspondence may be forwarded elsewhere for review and possible response. In certain cases Mr. Winneg will consult with Mr. Lowenstein as to the appropriate handling or disposition of correspondence.

Corporate Governance Guidelines

Our Board of Directors has adopted a Nominating and Governance Charter that sets forth, among other things, (i) corporate governance principles intended to promote efficient, effective and transparent governance, and (ii) procedures for the identification and selection of individuals qualified to become directors. Our Board of Directors also adopted a Code of Business Conduct, which applies to all of our directors, executive officers and employees. The Code of Business Conduct sets forth our commitment to conduct our business in accordance with the highest standards of business ethics and to promote the highest standards of honesty and ethical conduct by our directors, executive officers and employees.

Among other matters, our Nominating and Governance Charter and Code of Business Conduct set forth the following governing principles:

•	A majority of the directors on the Board of Directors should be “independent” as defined in the rules adopted by the SEC and NASDAQ.

•	In order to facilitate critical discussion, the independent directors are required to meet regularly apart from other board members and management representatives.

•

Compensation of our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their board service in addition to their regular employee compensation. Non-employee directors may not receive consulting, advisory or other compensatory fees from us in addition to their compensation as directors. Directors that serve as a member of the Board pursuant to any agreement or contract between the company and any third party, or as the result of any right provided by the terms of any class of the company’s securities, are not compensated by us for such services.

•	The Audit Committee and Compensation Committee shall consist entirely of independent directors.

•

Directors, executive officers and all employees must act at all times in accordance with the requirements of our Code of Business Conduct. This obligation includes adherence to our policies with respect to conflicts of interest; full, accurate and timely disclosure; compliance with securities laws; confidentiality of our information; protection and proper use of our assets; ethical conduct in business dealings, and respect for and compliance with applicable law. Any change to or waiver of the requirements of the Code of Business Conduct with respect to any director, principal financial officer, principal accounting officer or persons performing similar functions may be granted only by the Board of Directors. Any such change or waiver requiring disclosure under applicable SEC and NASDAQ Global Market rules will be disclosed on our website or, if so required, disclosed in a Current Report on Form 8-K.

Our Nominating and Corporate Governance Charter and our Code of Business Conduct are posted on our Investor Relations web site at http://ir.princetonreview.com.

Stockholder Nominations

Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board of Directors may do so by submitting a written recommendation to: The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, Attn: Neal S. Winneg, Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age; five-year employment history with job titles, responsibilities, employer names and a description of the employer’s business; whether such individual can read and understand basic financial statements; and board membership (if any). Each submission must be accompanied by contact information for two business references and a signed, written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. Submissions by shareholders must be received by the Secretary of the company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Our by-laws prescribe an alternative procedure with regard to the nomination by stockholders of candidates for election as directors (the “Nomination Procedure”). The by-laws provide that a stockholder seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. The by-laws also provide that a stockholder seeking to nominate candidates for election as directors at a special meeting at which directors are to be elected must provide notice not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. Any such nomination should be mailed to: The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, Attn: Neal S. Winneg, Secretary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2010, David Lowenstein, Jeffrey R. Crisan, and Robert E. Evanson served as the members of our Compensation Committee. None of the members of our Compensation Committee is, or has been, an officer or employee of ours or any of our subsidiaries. During the last year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee; (2) a director of another entity, one of whose executive officers served on the Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed such analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and the company’s 2011 proxy statement.

Submitted by the Compensation Committee of the Board of Directors

David Lowenstein, Chairman

Jeffrey R. Crisan

Robert E. Evanson

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors, which is comprised solely of independent directors as defined by NASDAQ, outside directors as defined by Section 162(m) of the Internal Revenue Code and non-employee directors as defined by Rule 16b-3 under the Exchange Act, has been delegated the authority and responsibility to review and determine, or in their discretion, recommend to our Board of Directors for determination, the compensation packages of our executive officers. Our named executive officers for fiscal 2010 are those eight individuals listed in the “Summary Compensation Table” below. Other information concerning the structure, roles and responsibilities of our Compensation Committee is set forth in “The Board of Directors, Its Committees and Corporate Governance—Compensation Committee” section of this Proxy Statement.

A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for the continued growth and success of the company and to align the interests of these executives with those of our stockholders. To this end, our compensation programs for executive officers are designed to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate, reward and retain executives whose knowledge, skills and performance are critical to our success;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	focus executive behavior on achievement of our corporate objectives and strategy;

•	build a culture of “pay for performance”; and

•	align the interests of management and stockholders by providing management with longer-term incentives through equity ownership.

In order to achieve these objectives, in addition to annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation.

The 2010 fiscal year was the second of two years of significant transition involving our executive management team. Our Chief Financial Officer and the President of our Penn Foster Division began serving in these capacities in 2010 and the President of our Higher Education Readiness Division joined us in December 2009. In 2010, in large part as the result of our acquisition of our Penn Foster Division in late 2009, our Compensation Committee determined that it was of particular strategic importance that our company retain the most senior members of management during what would be, in the short and medium term, a period of transformation of our company. The Compensation Committee determined that it would be appropriate to provide the senior executive team with long-term equity awards comparable to those provided to senior executives recruited and retained by private equity investors to turn around or transform a company. Among other reasons, the acquisition of the Penn Foster Division substantially changed the company’s capital structure, reducing the retention power of the outstanding awards held by the executive management. Our Compensation Committee retained Mercer (US) Inc., a compensation consulting firm, in 2010 to review and to provide information to help the Compensation Committee establish such long term equity awards. As part of this review, Mercer analyzed the existing equity awards held by the senior executives, noting issues that may have negatively impacted the retention power of such awards. Mercer analyzed proposed awards from an equity stake perspective and compared the resultant equity stakes to the equity stakes provided senior executives recruited or retained by private equity investors to turn around a company. We concluded that, for a number of reasons, including our company’s size, scope of business, variety of business and stage of growth and transformation, it was impractical to determine a peer group of companies for purposes of comparing executive compensation. As part of its review, Mercer provided, among other things, analyses of long-term incentive opportunities provided for comparable executives among comparable-sized organizations, a review of the potential dilutive effect of equity awards among comparable-sized organizations, and a review of equity ownership stakes of named executive officers among comparable-sized public companies.

The decision to retain Mercer to review and provide information to help the Compensation Committee establish long term equity awards, was not made or recommended by management. The Compensation retained Mercer in part because Mercer had provided information to the Committee in the past which the Compensation Committee believed Mercer would be able to update efficiently and cost effectively. The aggregate fees for the executive compensation consulting work performed by Mercer were $29,201.00. During the fiscal year ended 2010 our company also paid an affiliate of Mercer an aggregate of $123,265 for benefits administration services. Neither the Board of Directors nor the Compensation Committee approved these non-executive compensation services.

In establishing overall executive compensation levels and making specific compensation decisions for newly-hired executives in 2010, the Compensation Committee considered a number of criteria, including the executive’s position, scope of responsibilities, prior base salary and annual incentive awards, expected contribution to our business needs as well as the arms’ length negotiations between the parties. For our other named executive officers in 2010, the Compensation Committee considered the terms of any applicable employment, the executive’s position, scope of responsibilities, tenure, prior and current period performance, attainment of individual and overall company performance objectives and retention concerns.

Generally, our Compensation Committee reviews and, as appropriate, approves compensation arrangements for executive officers in the first quarter of each year subject to the terms of existing employment agreements with our named executive officers, as discussed below, and timing of the hiring of new executives. Other than with respect to the compensation of our Chief Executive Officer, our Compensation Committee also takes into consideration the recommendations for executive compensation made by our Chief Executive Officer, which recommendations are generally presented at the time of our Compensation Committee’s review of executive compensation arrangements.

EMPLOYMENT AGREEMENTS

We believe that the use of employment agreements helps the company attract and retain qualified executives, and benefits both the company and the executive by providing protection of our intellectual property rights, restricting the executive from competing with the company, and providing increased stability through certain severance benefits. Accordingly, as part of our compensation philosophy, we have entered into employment agreements with each of our currently serving named executive officers and certain named executive officers who are former employees.

Each of the agreements provides for an annual base salary and performance bonus. Our employment agreements with our named executive officers do not have specified terms. We also are obligated to provide certain severance payments and benefits if we terminate a named executive officer in certain circumstances, upon a change in control or upon non-renewal of the employment agreement.

Please see the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this Proxy Statement for a full description of our obligations upon termination of employment and change in control.

Certain Material Terms of Employment Agreements with Named Executive Officers

Executive or Former Executive	Date of Agreement	Annual Base Salary ($)(1)	Target Performance Bonus as Percentage of Annual Base Salary(1)		Severance Payments(2)
Michael J. Perik(3)	8/11/2008	450,000	100%		$500,000 plus bonus
Christian G. Kasper	8/16/2010	375,000	100	%(4)	100% of annual base salary plus bonus
H. Scott Kirkpatrick, Jr.	11/30/2009	375,000	100%		100% of annual base salary plus bonus
Thomas G. O’Keefe	12/3/2010	350,000	100%		100% of annual base salary plus bonus
Neal S. Winneg	8/11/2008	350,000	50%		150% of annual base salary plus bonus
Stephen C. Richards(5)	8/11/2008	400,000	100%		100% of annual base salary plus bonus
Michael Rossi(6)	N/A	N/A	N/A		N/A
Stuart Udell(7)	12/7/2009	375,000	100%		100% of annual base salary plus bonus

(1)	Each agreement provides for an initial base salary and target bonus percentage, which are reviewed annually by our Compensation Committee. Amounts represent base salaries and target bonus percentages in effect as of December 31, 2010.
(2)	The severance payments set forth above describe cash severance payable in connection with a termination of employment by us without cause or by the executive with good reason. Please see the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this proxy statement for a full description of these severance obligations, including severance payable in other circumstances. Severance to be paid on termination also includes reimbursement for a portion of COBRA payments to maintain medical insurance for the duration of the specified period.
(3)

Effective January 1, 2010, Mr. Perik’s annual base salary was increased from $1.00 to $450,000, and his target bonus was decreased from $875,000 to 100% of annual base salary. Effective March 8, 2011, Mr. Perik resigned as our President, Chief Executive Officer and director.

(4)	With respect to fiscal year 2010, Mr. Kasper’s bonus was fixed at $250,000, of which $75,000 was paid as a sign-on bonus and was subject to repayment if Mr. Kasper resigned his employment within six (6) months of the first date of his employment.
(5)	Effective June 4, 2010, Mr. Richards resigned as our Chief Operating Officer and Chief Financial Officer, as well as our principal financial and accounting officer.
(6)	Between June 30, 2010 and August 15, 2010, Mr. Rossi served as our interim principal financial and accounting officer. Mr. Rossi received an increase in his annual base salary of $10,000 in connection with the temporary assumption of the duties of principal financial and accounting officer. Effective December 3, 2010, Mr. Rossi resigned as Controller. Mr. Rossi did not have an employment agreement.
(7)	Effective September 14, 2010, Mr. Udell resigned as our President, Post Secondary Education and President of Penn Foster, Inc.

ELEMENTS OF COMPENSATION

Compensation for our named executive officers consists of the following components, each of which is more fully described below:

•	Base salary

•	Annual Incentives

•	Long-Term Equity-Based Incentive Awards

•	Severance and Change in Control Benefits

•	Perquisites and Other Benefits

Our Compensation Committee has the flexibility to use these primary components, along with certain other benefits, in a manner that will effectively implement its stated objectives with respect to the compensation arrangements for each of our named executive officers. The actual amount of each form of compensation and the allocation of total compensation (i.e., base salary, annual incentives, and long-term equity-based incentive awards) paid or awarded to each of our named executive officers results, in part, from arms’ length negotiations between the parties and takes into consideration each other form of compensation paid or issued to our named executive officers. Each of the primary components is discussed in more detail below.

Base Salary

In establishing base salaries for existing named executive officers, our Compensation Committee primarily considers prior and current period performance, business requirements for certain skills, individual experience, scope of responsibilities and compensation levels for similar positions at other companies. Base salaries are generally specified under our employment agreements with our named executive officers. Our Compensation Committee reviews base salaries annually and may adjust individual salaries commensurately with performance, business impact, tenure and experience, and changes in job responsibilities. We believe that a competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

Since joining our company in 2007, our former Chief Executive Officer, Mr. Perik, had received only a nominal annual base salary based, in part, on the award to him at that time of a significant amount of long-term equity-based compensation. In addition, Mr. Perik was eligible for a significant annual cash incentive based on the achievement of specified performance objectives. We believe that these annual incentives and long-term equity-based compensation aligned his interests well with those of our stockholders from 2007 to 2009. Following our acquisition of Penn Foster in late December 2009 and the resulting increase in the size and scope of our company, our Compensation Committee re-evaluated the continued appropriateness of Mr. Perik’s nominal base salary. Effective January 1, 2010, Mr. Perik’s annual base salary was increased from $1.00 to $450,000, and his target bonus was decreased from $875,000 to 100% of annual base salary.

In 2008 and 2009 Mr. Richards, our Chief Operating Officer and Chief Financial Officer, took on substantial additional responsibilities. In 2008, in connection with an internal reorganization, we eliminated the role of President of our Test Preparation Division. As a result, Mr. Richards took on a substantially larger role in the day-to-day operations of that division. Mr. Richards took on further additional responsibilities in connection with our acquisition of Penn Foster. In view of these added responsibilities, for 2009 Mr. Richards’ annual base salary was raised to from $300,000 to $325,000 effective April 1, 2009 and to $400,000 effective December 7, 2009. Effective June 4, 2010, Mr. Richard’s resigned as our Chief Operating Officer and Chief Financial Officer.

At the time of Mr. Richard’s resignation in June 2010, we asked Michael Rossi, our Controller, to act as our interim principal financial officer and principal accounting officer for approximately two months until the commencement of the employment of Mr. Kasper in August 2010. In recognition of the added risk and responsibility associated with this role, as well as the anticipated additional responsibilities that would be required of Mr. Rossi in helping Mr. Kasper become acclimated to his new role, Mr. Rossi’s salary was increased by $10,000, to $185,000, effective June 7, 2010. Mr. Rossi resigned as Controller effective December 3, 2010.

In 2009, Mr. Winneg, our Executive Vice President, Secretary and General Counsel, took on substantial additional responsibilities in connection with our acquisition of Penn Foster. In view of these added responsibilities, Mr. Winneg’s annual base salary was raised from $300,000 to $350,000 effective December 7, 2009.

The base salaries of Messrs. Kasper, Udell and Kirkpatrick reflect arms’ length negotiations based on the items discussed above, including but not limited to, each executive’s individual experience, business requirements, scope of responsibilities and compensation levels for similar positions at other companies.

Effective November 3, 2010 Mr. O’Keefe, who was previously Executive Vice President, Marketing and Business Development of our Penn Foster Division, was named President of that division. In view of the substantial additional responsibilities of his new position, Mr. O’Keefe’s annual base salary was increased from $250,000 to $350,000.

In view of the fact that Mr. Udell and Mr. Kirkpatrick joined our company in late 2009, and in view of the raises received by Mr. Winneg and Mr. Richards in late 2009, none of Messrs. Udell, Kirkpatrick, Winneg or Richards received an increase in base salary in 2010.

The latest applicable fiscal 2010 annual base salaries for our named executive officers are set forth in the table below.

Name	2010 Base Salary
Michael J. Perik	$450,000
Christian G. Kasper	$375,000
H. Scott Kirkpatrick, Jr.	$375,000
Thomas G. O’Keefe	$350,000
Neal S. Winneg	$350,000
Stephen C. Richards	$400,000
Michael Rossi	$185,000
Stuart Udell	$375,000

Annual Incentives

In addition to base salaries, our named executive officers are eligible to receive annual cash bonuses, which are considered a key component of the executive compensation program’s objective to align the interests of management and the company’s stockholders and motivate participants to achieve company growth and enhanced shareholder value. Cash bonuses payable to executives are intended to be based primarily upon achievement of specified individual and company performance objectives. Annual bonus eligibility is generally set forth in the executive’s employment agreement and the target is expressed as a percentage of base salary (as described above in the section “Employment Agreements—Certain Material Terms of Employment Agreements with Named Executive Officers”). The actual bonus can be higher or lower than the target that is set forth in the employment agreements.

In March 2010, our Compensation Committee established corporate financial performance targets for purposes of awarding 2010 annual incentive compensation to our officers, including the named executive officers. These targets were based on achievement of the company’s year-end achievement of its EBITDA targets as follows:

-	120% of EBITDA target would fund bonus payout at 150% of target;

-	100% of EBITDA target would fund bonus payout at 100% of target; and

-	85% of EBITDA target would fund bonus payout at 50% of target (and was the threshold for any payment).

Actual performance between the threshold and target metrics above or between the target and maximum metrics above would be determined based on linear sliding scales. At the company’s discretion, the bonus could be paid in whole or in part in common stock under our 2000 Stock Incentive Plan, as amended, after satisfaction of all tax withholding obligations.

Name	Target Bonus as % of 2010 Base Salary
Michael J. Perik	100%
Christian G. Kasper	100%
H. Scott Kirkpatrick, Jr.	100%
Thomas G. O’Keefe	100%
Neal S. Winneg	50%
Stephen C. Richards	100%
Michael Rossi	30%
Stuart Udell	100%

In comparing our company’s EBITDA targets to actual EBITDA in 2010, our Compensation Committee determined that we did not meet company performance objectives and, as a result, no cash bonuses were paid to Messrs. Perik, Winneg, Kirkpatrick or Rossi for the 2010 fiscal year as reflected in the “Executive Compensation—Summary Compensation Table” of this Proxy Statement. Messrs. Richards and Udell were not eligible to receive incentive bonuses due to their resignations during 2010. Mr. Kasper received a bonus of $250,000 pursuant to the terms of his employment agreement, which for 2010 was not subject to any performance targets. Prior to Mr. O’Keefe being named President of our Penn Foster Division, he participated in an annual bonus plan for Penn Foster employees (the “Penn Foster Bonus Plan”). At the time he was named President of the Penn Foster Division, he became eligible for our corporate bonus plan applicable to executive officers. For 2010, pursuant to his employment agreement, Mr. O’Keefe’s bonus was apportioned between the Penn Foster Bonus Plan and the corporate bonus plan based on the Penn Foster Bonus Plan having been in effect for 2/3 of the year, and the corporate bonus plan having been in effect for 1/3 of the year. As a result of this apportionment, Mr. O’Keefe received a bonus of $53,200 based on the Penn Foster Bonus Plan, and no bonus based on the corporate bonus plan because we did not meet performance objectives.

Long-Term Equity-Based Incentive Awards

Under our Stock Incentive Plan, our Compensation Committee may grant stock options, restricted stock and deferred stock. Our Compensation Committee believes that these long-term, equity based compensation awards are an effective incentive for our named executive officers to build value for our stockholders as well as aiding us in attracting and retaining qualified individuals.

Each executive officer is initially provided with an option grant when he or she joins us based upon his or her position with us and his or her relevant prior experience. These initial grants generally vest in quarterly installments over four years from the commencement of employment. We generally spread the vesting of our options over a period of four years to compensate executives for their contribution over a period of time and to give our executives an incentive to remain with us.

In addition to the initial option grants, our Compensation Committee may grant additional options to retain our executives or recognize strong individual performance or the addition of significant responsibilities. We may continue to rely on performance-based and retention grants in the future to provide additional incentives for current executives and to ensure that executives are appropriately aligned to lead us for future growth. Option grants (other than initial grants that are part of an employment offer) are not generally communicated to executives in advance. Our Compensation Committee and Board of Directors may also consider in the future awarding additional or alternative forms of equity incentives, such as grants of restricted stock, stock appreciation rights, and other performance-based awards.

Our Compensation Committee determines the size of the long-term equity-based compensation award granted to each named executive officer according to each executive’s position with, and contribution to, the company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, our Compensation Committee takes into account each individual’s potential for future responsibility and promotion, the levels of equity ownership of executives in similar positions at other companies and the number of options or other equity-based awards already held by that individual at the time of the new grant. Stock option grants are generally subject to a four-year vesting period, vesting in 16 equal quarterly installments. In certain cases, the first four quarterly installments do not vest until the first anniversary of the date of the initial award.

In August 2010, we granted Mr. Kasper an award of 1,150,000 stock options. The grant to Mr. Kasper was negotiated at arm’s length as part of a process to induce him to join our company. The options vest over the four years following the date of grant in equal quarterly installments. The options were granted outside of our 2000 Stock Incentive Plan and as inducement grants pursuant to Section 5635(c)(4) of the NASDAQ Marketplace Rules.

As discussed above, in 2010, in large part as the result of our acquisition of our Penn Foster Division in late 2009, our Compensation Committee determined that it was of particular strategic importance that our company retain the most senior members of management during what would be, in the short and medium term, a period of transformation of the company. The Compensation Committee determined that it would be appropriate to provide the senior executive team with long-term equity awards comparable to those provided to senior executives recruited and retained by private equity investors to turn around or transform a company. After evaluating the retention value of existing equity grants to our senior executives, data provided by Mercer US, Inc. with respect to equity grants at comparably sized companies, our capital structure, the roles of each of our executives on our senior management team and other data we considered relevant, in August 2010 we granted an award of 1,200,000 stock options to each of Mr. Kirkpatrick and Mr. Udell. After Mr. Udell announced his resignation in September 2010, our company named Mr. O’Keefe President of our Penn Foster Division to replace him. In connection with this promotion, in November 2010 we granted Mr. O’Keefe an award of 650,000 stock options. In December 2010, after completing our evaluation and analysis described above, we granted an award of 350,000 stock options to Mr. Winneg, our Executive Vice President, Secretary and General Counsel. All of the awards referred to in this paragraph vest over the four years following the date of grant in equal quarterly installments.

The number of stock options and restricted stock units granted to the named executive officers in 2010 and the vesting terms of such grants are set forth in the “Grants of Plan-Based Awards in Fiscal 2010” and “Outstanding Equity Awards at 2010 Fiscal Year End” tables of this Proxy Statement.

Timing of Equity Grants

For all of our employees, including our named executive officers, grants of equity-based compensation are effective on the date that they are approved by our Compensation Committee or at a later date determined by our Compensation Committee at the time of approval. All stock option grants to employees, including named executive officers, are made with an exercise price equal to the fair market value of the underlying stock on the date of grant. Our Compensation Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates. While we do not have a standard annual date or policy for grants to our executives, our Compensation Committee generally considers such grants at a meeting early in the year after the financial results for the previous year have been determined.

Severance and Change in Control Benefits

We provide certain severance and change in control benefits to our named executive officers pursuant to their employment agreements. You can find detailed information about these benefits in the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this Proxy Statement.

Perquisites and Other Benefits

We generally provide the same health and welfare benefits to all of our full-time employees, including our named executive officers, including health and dental coverage, disability insurance, and paid holidays and other paid time off.

We offer a 401(k) retirement savings plan for the benefit of all of our full-time employees, including our named executive officers. In 2010, we provided a company match of 100% of the initial 4% of eligible pay invested per employee, which the named executive officers were eligible to receive. In 2010, the company match vested immediately

We currently do not provide any deferred compensation programs that are not tax qualified or pensions to any executive officer, including the named executive officers.

In addition, in the past we have provided a limited number of perquisites to our named executive officers, and may do so again in the future.

MATERIAL TAX IMPLICATIONS OF OUR COMPENSATION POLICY

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on The Princeton Review’s tax return of compensation over $1 million to certain of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the company’s stockholders. Our Compensation Committee’s policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing the company’s executives with appropriate compensation for their performance. We did not pay any compensation during 2010 that would be subject to the limitations set forth in section 162(m).

EXECUTIVE COMPENSATION

The following table sets forth summary compensation information for our named executive officers in 2010, 2009 and 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Incentive Pay ($)	Stock Awards ($)(2)		Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael J. Perik, Chief Executive Officer	2010	450,000	—		—	—		—	17,400	467,400
	2009	1	—		—	—		—	—	1
	2008	1	787,500		—	—		—	—	787,501
Christian G. Kasper Executive Vice President, Treasurer, and Chief Financial Officer	2010	144,231	250,000	(5)	—	—		1,062,830	—	1,457,061
H. Scott Kirkpatrick, Jr.,	2010	375,000	—		—	—		1,150,352	1,154	1,526,506
President, Higher Education Readiness	2009	36,058	187,500		—	776,000		486,420	—	1,485,978
Thomas G. O’Keefe President, Penn Foster Division	2010	266,539	53,200	(6)	—	79,800	(6)	337,870	7,350	744,759
Neal S. Winneg,	2010	350,000	—		—	—		191,870	11,308	553,178
Executive Vice President,	2009	315,385	—		—	378,000		196,140	11,688	901,213
Secretary and General Counsel	2008	300,000	135,000		—	—		—	1,442	436,442
Stephen C. Richards,	2010	244,644	—		—	—		—	210,000	454,644
Former Chief Operating Officer	2009	334,615	—		—	945,000		—	—	1,279,615
and Chief Financial Officer	2008	300,000	135,000		—	—		—	—	435,000
Michael Rossi Former Interim Chief Financial Officer	2010	183,021	—		—	—		—	1,346	184,367
Stuart Udell,	2010	269,712	—		—	—		1,150,352	7,350	1,427,414
Former President, Post Secondary Education	2009	23,962			177,000	756,000		476,490	372	1,433,824

(1)	For a description of the bonus structure, see the “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentives” section of this proxy statement.
(2)	This column represents the grant date fair value dollar amount of restricted stock and restricted stock unit awards computed in accordance with FASB Accounting Standards Codification No. 718, Compensation—Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of these equity awards. See the “Grants of Plan-Based Awards in Fiscal 2010” table for more information on awards made in 2010.
(3)	This column represents the grant date fair value dollar amount of stock option awards computed in accordance with FASB Accounting Standards Codification No. 718, Compensation—Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of these equity awards. See the “Grants of Plan-Based Awards in Fiscal 2010” table for information on awards made in 2010.
(4)	All other compensation consists of company matching contributions under our 401(k) plan except for Mr. Perik for whom the entire amount represents an automobile allowance, and for Mr. Richards, for whom the entire amount represents payments under a consulting agreement after his resignation.
(5)	Represents a fixed bonus not subject to performance targets for the 2010 fiscal year paid to Mr. Kasper pursuant to his employment agreement.
(6)	Represents a bonus paid to Mr. O’Keefe under the Penn Foster Bonus Plan for the period prior to his becoming President of our Penn Foster Division. The stock portion of this bonus was paid in 206,202 shares of our Common Stock based on the closing price of our Common Stock on the NASDAQ Global Market on March 14, 2011, the date prior to payment.

The following table provides information regarding incentive plan awards and other equity-based awards granted to our named executive officers during 2010.

Grants of Plan-Based Awards in Fiscal 2010

Name	Grant Date	All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Christian G. Kasper	8/16/10	—	1,150,000	2.19	1,062,830
H. Scott Kirkpatrick, Jr.	8/9/10	—	1,120,000	2.43	1,150,352
Thomas G. O’Keefe	11/9/10	—	650,000	1.19	337,870
Neal S. Winneg	12/3/10	—	350,000	1.21	191,870
Stuart Udell	8/9/10	—	1,120,000	2.43	1,150,352

(1)	Represents the number of stock options granted in 2010 to the named executive officers. For vesting and other material terms, please see the section above titled “Elements of Compensation—Long-Term Equity-Based Incentive Awards” and the footnotes to the “Outstanding Equity Awards at 2010 Fiscal Year End” table below.

The following table provides information regarding outstanding option awards and stock awards held by our named executive officers at fiscal year-end.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael J. Perik	1,381,250	318,750	(2)	4.69	6/8/11
Christian G. Kasper	71,875	1,078,125	(3)	2.19	8/16/20
H. Scott Kirkpatrick, Jr.	75,000	225,000	(4)	3.88	11/30/19	150,000	(5)	177,000
	70,000	1,050,000	(6)	2.43	8/9/20
Thomas G. O’Keefe	50,000	150,000	(7)	3.78	12/7/19	37,500	(8)	44,250
		650,000	(9)	1.19	11/9/20
Neal S. Winneg	121,875	28,125	(10)	6.40	8/30/17	75,000	(8)	88,500
	43,750	56,250	(11)	4.65	3/16/19
		350,000	(12)	1.21	12/3/20
Stephen C. Richards
Michael Rossi	9,375			4.65	3/3/11
Stuart Udell

(1)	The market value of the stock awards is based on the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2010, which was $1.18 per share.
(2)	This option vests in 16 equal quarterly installments with the first installment vesting on October 22, 2007.
(3)	This option vests in 16 equal quarterly installments with the first installment vesting on November 16, 2010.
(4)	This option vests in 16 equal quarterly installments with the first installment vesting on February 28, 2010.

(5)	This option vests in 16 equal quarterly installments with the first installment vesting on November 9, 2010.
(6)	This restricted stock unit vests in 16 equal quarterly installments with the first installment vesting on February 28, 2010.
(7)	This option vests in 16 equal quarterly installments with the first installment vesting on March 7, 2010.
(8)	This restricted stock unit vests in 16 equal quarterly installments with the first installment vesting on March 7, 2010.
(9)	This option vests in 16 equal quarterly installments with the first installment vesting on February 9, 2011.
(10)	This option vests in 16 equal quarterly installments with the first installment vesting on November 30, 2007.
(11)	This option vests in 16 equal quarterly installments with the first installment vesting on June 16, 2009.
(12)	This option vests in 16 equal quarterly installments with the first installment vesting on March 3, 2011.

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information about the value realized by the individuals listed in the summary compensation table during fiscal 2010 from the vesting of stock awards. None of these individuals exercised any stock options during fiscal 2010.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Perik	—	—
Christian G. Kasper	—	—
H. Scott Kirkpatrick, Jr.	50,000	112,750
Thomas G. O’Keefe	12,500	29,719
Neal S. Winneg	25,000	59,438
Stephen C. Richards	31,250	98,905
Michael Rossi	—	—
Stuart Udell	37,500	104,125

Pension Benefits and Nonqualified Deferred Compensation

We currently do not provide any deferred compensation programs that are not tax qualified or pensions to any executive officer, including the named executive officers.

Potential Payments Upon Termination or Change in Control

Termination Without Cause or for Good Reason

Mr. Perik’s employment agreement provided that if we terminate Mr. Perik’s employment without “cause” (as defined in Mr. Perik’s employment agreement), or Mr. Perik terminates his employment with us for good reason (as defined in Mr. Perik’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Perik is entitled to receive a lump-sum severance payment equal to $500,000, or, if such termination occurs within 12 months after a change in control, $1,000,000. In addition, Mr. Perik’s agreement provided that he would receive a pro-rated portion of his annual bonus for the prior calendar year (if any) if he was employed by us for the entire calendar year immediately prior to the calendar year of his termination, or, if he was not employed by us for the entire calendar year immediately prior to the calendar year of his termination, a pro-rated portion of his target bonus of $875,000. Mr. Perik’s employment agreement also included confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions will be in effect for a period of one year following Mr. Perik’s resignation on March 8, 2011.

Under Mr. Kasper’s employment agreement, if we terminate Mr. Kasper’s employment without “cause” (as defined in Mr. Kasper’s employment agreement), or Mr. Kasper terminates his employment with us for good reason (as defined in Mr. Kasper’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Kasper is entitled to receive a lump-sum severance payment equal to the sum of (a) 100% of his base salary, plus (b) 100% of his annual bonus for the prior calendar year (if any) if he was employed by us for the entire calendar year immediately prior to the calendar year of the termination, or, if he was not employed by us for the entire calendar year immediately prior to the calendar year of the termination, his target bonus as in effect immediately prior to the termination; provided however, that in the event such termination occurs within 12 months after a change in control, then the percentage of base salary and annual bonus shall be 150%. Mr. Kasper’s employment agreement also includes confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions will be in effect for a period of one year following the termination of Mr. Kasper’s employment.

Under Mr. Kirkpatrick’s employment agreement, if we terminate Mr. Kirkpatrick’s employment without “cause” (as defined in Mr. Kirkpatrick’s employment agreement), or Mr. Kirkpatrick terminates his employment with us for good reason (as defined in Mr. Kirkpatrick’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Kirkpatrick is entitled to receive a lump-sum severance payment equal to the sum of (a) 100% of his base salary, plus (b) 100% of his annual bonus for the prior calendar year (if any) if he was employed by us for the entire calendar year immediately prior to the calendar year of the termination, or, if he was not employed by us for the entire calendar year immediately prior to the calendar year of the termination, his target bonus as in effect immediately prior to the termination; provided however, that in the event such termination occurs within 12 months after a change in control, then the percentage of base salary and annual bonus shall be 150%. Mr. Kirkpatrick’s employment agreement also includes confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions will be in effect for a period of one year following the termination of Mr. Kirkpatrick’s employment.

Under Mr. O’Keefe’s employment agreement, if we terminate Mr. O’Keefe’s employment without “cause” (as defined in Mr. O’Keefe’s employment agreement), or Mr. O’Keefe terminates his employment with us for good reason (as defined in Mr. O’Keefe’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. O’Keefe is entitled to receive a lump-sum severance payment equal to the sum of (a) 100% of his base salary, plus (b) 100% of his annual bonus for the prior calendar year (if any) if he was employed by us for the entire calendar year immediately prior to the calendar year of the termination, or, if he was not employed by us for the entire calendar year immediately prior to the calendar year of the termination, his target bonus as in effect immediately prior to the termination. Mr. O’Keefe’s employment agreement also includes confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions will be in effect for a period of one year following the termination of Mr. O’Keefe’s employment.

Under Mr. Winneg’s employment agreement, if we terminate Mr. Winneg’s employment without “cause” (as defined in Mr. Winneg’s employment agreement), or Mr. Winneg terminates his employment with us for good reason (as defined in Mr. Winneg’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Winneg is entitled to receive a lump-sum severance payment equal to the sum of (a) 150% of his base salary, plus (b) 150% of his annual bonus for the prior calendar year (if any) if he was employed by us for the entire calendar year immediately prior to the calendar year of the termination, or, if he was not employed by us for the entire calendar year immediately prior to the calendar year of the termination, his target bonus as in effect immediately prior to the termination. Mr. Winneg’s employment agreement also includes confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions will be in effect for a period of eighteen months following the termination of Mr. Winneg’s employment.

Under our employment agreements with our named executive officers, if we terminate the executive’s employment without “cause,” we have agreed to either provide benefits or reimburse the executive for a portion of COBRA payments to maintain medical insurance, for a specified amount of time between 12 and 18 months following termination as set forth above in “Executive Compensation—Employment Agreements—Certain Material Terms of Employment Agreements with Named Executive Officers.”

Change in Control

The employment agreements with Messrs. Perik, Kasper, Kirkpatrick, O’Keefe and Winneg provide that, if there is a “change in control,” the unvested portion of any stock options, restricted stock or similar equity awards held by each of Messrs. Perik, Kasper, Kirkpatrick, O’Keefe and Winneg on the date of the change in control shall vest in full and become immediately exercisable, and all restrictions shall lapse on any restricted stock or similar awards held by each of Messrs. Perik, Kasper, Kirkpatrick, O’Keefe and Winneg at such time which were not otherwise vested as of the date of the change in control.

“Change in control” is defined as (a) an acquisition of more than 50% of either (i) the then-outstanding shares of our Common Stock or (ii) the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors; or (b) such time as the majority of the members of our board of directors are replaced during any 12-month period by directors whose appointment or election are not approved by a majority of the members of the board of directors prior to the date of the appointment or election; or (c) a merger or consolidation of our company, unless following the transaction, our former stockholders continue to hold more than 50% of the then-outstanding voting stock of the surviving entity in substantially the same proportions as their ownership, immediately prior to such merger or consolidation; or (d) approval by our stockholders for the complete liquidation or dissolution of our company. The following shall not constitute a change in control: (a) any acquisition of more than 50% of our outstanding stock directly from our company; (b) any acquisition of more than 50% of our outstanding stock by our company; (c) any acquisition of more than 50% of our outstanding stock by any employee benefit plan (or related trust) sponsored or maintained by our company or any other corporation controlled by our company; or (d) any acquisition by some person or entity that already owned more than 50% of our outstanding stock.

The employment agreements with Messrs. Perik, Kasper, Kirkpatrick, O’Keefe and Winneg also provide that we will gross-up each executive for any excise tax, interest or penalties incurred under Internal Revenue Code Section 4999 in connection with any payments or benefits paid or distributed to the executive in connection with a change in control.

We are not obligated to make any severance payments to the named executive officers upon a change in control of our company, except upon termination of their employment in accordance with the provisions described above under “Termination Without Cause or for Good Reason.”

The following table sets forth the estimated potential severance payments, and the estimated benefits of the acceleration of the vesting of stock options, that would be provided under certain of our named executive officer’s current employment agreements and arrangements, assuming each termination circumstance set forth below occurred on December 31, 2010. In connection with Mr. Richards’ resignation on June 4, 2010, our company entered into a one-year consulting agreement with Mr. Richards under which it will pay Mr. Richards $420,000 for his consulting services. Mr. Richards did not receive any severance in connection with his resignation. Mr. Udell did not receive any severance in connection with his resignation on September 7, 2010.

Termination and Change in Control Payments

Named Executive Officer	Severance Payment ($)(1)		Estimated Value of Benefits ($)(2)	Estimated Value of Gross-up Payment ($)(3)	Estimated Benefit of Acceleration of Vesting of Stock Options and RSUs ($)(4)
Michael J. Perik(5)
Termination without Cause or for Good Reason	500,000		13,558	N/A	N/A
Change in control	—		N/A	N/A	N/A
Termination in connection with Change in control	1,000,000	(6)	N/A	—	—
Christian G. Kasper
Termination without Cause or for Good Reason	625,000		13,558	N/A	N/A
Change in control	N/A		N/A	N/A	N/A
Termination in connection with Change in control	937,000	(7)	20,337	—	—
H. Scott Kirkpatrick, Jr.
Termination without Cause or for Good Reason	750,000		13,558	N/A	N/A
Change in control	N/A		N/A	N/A	177,000
Termination in connection with Change in control	1,125,000	(8)	N/A	—	177,000
Thomas G. O’Keefe
Termination without Cause or for Good Reason	700,000		4,438	N/A	N/A
Change in control	N/A		N/A	N/A	44,250
Termination in connection with Change in control	700,000		N/A	—	44,250
Neal S. Winneg
Termination without Cause or for Good Reason	525,000		—	N/A	N/A
Change in control	N/A		N/A	N/A	88,500
Termination in connection with Change in control	525,000		N/A	—	88,500

(1)	Severance payments are paid in a lump-sum payment.
(2)	Consists of medical insurance payments estimated using the rate in effect on December 31, 2010.
(3)	As described above and pursuant to each executive’s employment agreement, our company has agreed to gross-up each executive for any excise taxes incurred under Code Section 4999 with respect to payments or benefits paid or distributed to such executive in connection with a change in control.
(4)	With respect to options, the estimated amount of benefit was calculated by multiplying the number of options that would accelerate vesting upon a change in control by the difference between the closing price of our Common Stock on December 31, 2010, which was $1.18, and the exercise price of the option. With respect to restricted stock units, the estimated amount equals the market value of units that have not vested based on such December 31, 2010 closing price reported in the table “Outstanding Equity Awards at 2010 Fiscal Year End.”
(5)	Mr. Perik resigned as President, Chief Executive Officer and a director on March 8, 2011. In connection with his resignation, we signed an agreement with Mr. Perik entitling him to receive $500,000 in severance.

(6)	As described above, at December 31, 2010 Mr. Perik would have been entitled to receive severance payments equal to $1,000,000 plus pro-rated portion of his annual bonus for the prior calendar year if such termination occurred within 12 months after a change in control.
(7)	As described above, Mr. Kasper is entitled to receive severance payments equal to 150% of base salary and annual bonus if such termination occurs within 12 months after a change in control.
(8)	As described above, Mr. Kirkpatrick is entitled to receive severance payments equal to 150% of base salary and annual bonus if such termination occurs within 12 months after a change in control.

Fiscal 2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Total ($)
Jeffrey R. Crisan		(3)	—	—		—
Robert E. Evanson	35,000		11,600		(4)	46,600
Richard Katzman	15,000		11,600		(5)	26,600
Michael A. Krupka		(6)	—	—		—
David Lowenstein	40,000		11,600	—		51,600
Michael J. Perik		(7)	—	—		—
John S. Schnabel		(8)	—	—		—
Linda Whitlock	20,000		11,600	—		31,600
David L. Warnock(9)	—		—	—		—

(1)	This column represents the grant date fair value dollar amount of restricted stock awards computed in accordance with FASB Accounting Standards Codification No. 718, Compensation—Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of these equity awards. See the “Grants of Plan-Based Awards in Fiscal 2010” table for information on awards made in 2010.
(2)	During 2010 there were no options issued to non-employee directors.
(3)	Mr. Crisan did not receive any compensation for his services as a director.
(4)	At December 31, 2010, Mr. Evanson held options to purchase 15,000 shares of our Common Stock.
(5)	At December 31, 2010, Mr. Katzman held options to purchase 25,000 shares of our Common Stock.
(6)	Mr. Krupka did not receive any compensation for his services as a director.
(7)	Mr. Perik did not receive any compensation for his services as a director.
(8)	Mr. Schnabel did not receive any compensation for his services as a director.
(9)	Mr. Warnock joined our Board of Directors in March 2010 and did not receive any compensation for his services as a director.

EQUITY COMPENSATION PLAN INFORMATION

In connection with the hiring of certain executive officers and pursuant to the Marketplace Rules of the NASDAQ Stock Market, we may grant, as an inducement, restricted stock units and options outside of our Stock Incentive Plan for periods not to exceed ten years. Such restricted stock units and options typically vest quarterly over four years. During 2010, we granted 1,150,000 options outside of the Stock Incentive Plan to our new Chief Financial Officer. We have no formal inducement plan and our inducement grants are made on a case-by-case basis.

The following table sets forth certain information about shares of our Common Stock outstanding and available for issuance as inducement grants and under our Stock Incentive Plan as of December 31, 2010. The table details the number of securities to be issued upon exercise of outstanding options pursuant to inducement grants and under our Stock Incentive Plan, the weighted average exercise price of outstanding options and the number of securities remaining available for future issuance under our Stock Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans(1)
Stock Incentive Plan	4,129,771	3.44	903,580	(2)
Inducement Grants(3)	3,150,000	3.70	N/A

(1)	The number of securities remaining available for future issuance under our equity compensation plan is subject to annual increases as described in the Stock Incentive Plan.
(2)	As of December 31, 2010
(3)	Does not include the 200,000 restricted stock units issued outside of the plan in 2009 to our new President of the Higher Education Readiness Division.

OWNERSHIP OF SECURITIES

The following table shows, as of April 12, 2011, information with respect to the beneficial ownership of shares of our Common Stock by each of our current directors or nominees, each of our named executive officers, each person known by us to beneficially own more than 5% of our Common Stock, and all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated otherwise below, the address for each listed director and officer is The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying convertible securities held by that person that are exercisable within 60 days following April 12, 2011, but excludes shares of Common Stock underlying convertible securities held by any other person. Percentage of beneficial ownership is based on 54,135,736 shares of Common Stock outstanding as of April 12, 2011.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (%)
John S. Katzman(1)	4,534,435	8.38%
320 Central Park West, 19B
New York, NY 10025
Alta Colleges, Inc.(2)	7,711,309	14.14%
2000 South Colorado Boulevard
Suite Tower Two-800
Denver, CO 80222
Prides Capital Partners, LLC(3)	5,216,056	8.94%
200 State Street, `3th Floor
Boston, MA 02109
Bain Capital Venture Fund 2007, L.P.(4)	14,175,553	20.75%
111 Huntington Avenue
Boston, MA 02199
Falcon Investment Advisors, LLC(5)	4,006,160	6.89%
450 Park Avenue
Suite 1001
New York, NY 10022
Jeffrey R. Crisan(4)	14,175,553	20.75%
Michael A. Krupka(4)	14,175,553	20.75%
Robert E. Evanson(6)	45,000	*
Richard Katzman(7)	42,500	*
David Lowenstein	20,000	*
John S. Schnabel(5)	4,006,160	6.89%
Linda Whitlock	10,000	*
David L. Warnock(8)	2,337,657	4.14%
John M. Connolly(4)	14,486,435	21.21%
Christian G. Kasper(9)	215,625	*
H. Scott Kirkpatrick, Jr.(10)	376,725	*
Thomas G. O’Keefe(11)	377,314	*
Neal S. Winneg(12)	263,107	*
Michael Rossi	0	*
Michael J. Perik	249,648	*
Stephen C. Richards	0	*
Stuart Udell	25,646	*
All executive officer, directors and nominees as a group (13 persons) (13)	22,430,171	29.66%

*	Less than one percent
(1)

Based on Schedule 13G/A filed February 14, 2011 on behalf of Mr. Katzman. Includes 102,160 shares of common stock held by Mr. Katzman’s spouse. Also includes 717 shares held by Katzman Management, Inc., 658,848 shares held by Katzman Business Holdings, L.P. and 653,744 shares held by JSK Business Holdings, LP. Mr. Katzman disclaims ownership of shares not held in his name except to the extent of his pecuniary interest therein.

(2)	Based in part on Schedule 13G filed March 14, 2008.
(3)	Based solely on our issuance of approximately 18,537 shares of Series D Preferred Stock on April 21, 2010. Includes approximately 19,987 shares of Series D Preferred Stock held by Prides Capital Fund I LP (“Fund I”), convertible into 4,207,783 shares of common stock. Prides Capital Partners LLC (“Prides Capital”) is the general partner of Fund I, and Kevin A. Richardson, II is a partner and controlling person of Prides Capital.
(4)	Based solely on our issuance of approximately 62,448 shares of Series D Preferred Stock on April 21, 2010. Includes approximately 67,334 shares of Series D Preferred Stock held by Bain Capital Ventures Fund 2007, L.P. (“Fund 2007”), BCIP Venture Associates (“BCIP”), BCIP Venture Associates-B (“BCIP-B”), and BCVI-TPR Integral L.P., convertible into 14,175,553 shares of common stock. Bain Capital Venture Partners 2007, L.P., a Delaware limited partnership (“BCVP 2007”), is the general partner of Fund 2007. Bain Capital Venture Investors, LLC (“BCVI”), is the general partner of BCVP 2007. Bain Capital Investors, LLC (“BCILLC”), is the sole managing partner of each of BCIP and BCIP-B. BCVI is attorney-in-fact for BCILLC. One of the members of our Board of Directors, Michael A. Krupka, is the sole managing member of BCVI. Another of the members of our Board of Directors, Jeffrey R. Crisan, is the general partner of BCIP. Our Interim President and Chief Executive Officer, John M. Connolly, is a managing director of Bain Capital Ventures. Each of Messrs. Krupka, Crisan and Connolly disclaims any beneficial ownership except to the extent of his pecuniary interest therein.
(5)	Based solely on our issuance of approximately 17,648 shares of Series D Preferred Stock on April 21, 2010. Includes approximately 19,029 shares of Series D Preferred Stock held by Falcon Strategic Partners III, LP, Falcon Mezzanine Partners II, LP, and FMP II Co-Investment, LLC (the “Falcon Funds”), convertible into 4,006,160 shares of common stock. One of the members of our Board of Directors, John S. Schnabel, is a partner of Falcon Investment Advisors, LLC, an entity affiliated with the Falcon Funds.
(6)	Includes 15,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 12, 2011.
(7)	Includes 25,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 12, 2011.
(8)	Based solely on our issuance of approximately 10,298 shares of Series D Preferred Stock on April 21, 2010. Includes approximately 11,104 shares of Series D Preferred Stock held by Camden Partners Strategic Fund IV, L.P., and Camden Partners Strategic Fund IV-A, L.P. (the “Camden Funds”), convertible into 2,337,657 shares of common stock. One of the members of our Board of Directors, Mr. Warnock, is a managing member of Camden Partners Strategic Manager, LLC, an entity affiliated with the Camden Funds.
(9)	Includes 215,625 shares of common stock issuable upon exercise of options exercisable within 60 days of April 12, 2011.
(10)	Includes 322,500 shares of common stock issuable upon exercise of options exercisable within 60 days of April 12, 2011.
(11)	Includes 156,250 shares of common stock issuable upon exercise of options exercisable within 60 days of April 12, 2011.
(12)	Includes 2,000 shares held in trust for Mr. Winneg’s children, of which Mr. Winneg disclaims any beneficial ownership except to the extent of his pecuniary interest therein. Also includes 234,375 shares of common stock issuable upon exercise of options exercisable within 60 days of April 12, 2011.
(13)	Includes 968,750 shares of common stock issuable upon exercise of options exercisable within 60 days of April 12, 2011. Does not include holdings of Michael J. Perik, Stephen C. Richards, Michael Rossi or Stuart Udell, since none of these individuals was an executive officer or director as of April 12, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is charged with the responsibility of reviewing and pre-approving all related party transactions, and reassessing any related party transaction for potential conflicts of interests on an ongoing basis. This responsibility is set forth in our Audit Committee Charter.

TRANSACTIONS WITH US SKILLS, LLC

In 2008, we entered into an agreement with US Skills, LLC (“US Skills”) to license to US Skills our K-12 assessment platform and to develop certain software to integrate our K-12 assessment platform with a third party’s application, all in connection with specified sublicenses by US Skills of such applications. Under the agreement, US Skills was obligated to pay us a development fee of $440,000 and license fees of $675,000 through December 31, 2009. Additionally, we assumed responsibility for certain project management and administrative functions on behalf of US Skills for which we were reimbursed by US Skills. The agreement also provides for an equal sharing of all net revenues from the sublicensing by US Skills of the company’s K-12 assessment platform and the third party’s applications, after certain payments by US Skills to each of the company and the third party. At the end of 2009, the project management agreement was terminated and we entered into a reimbursement agreement under which we continued to employ certain employees and consultants who provided services to US Skills, for which we were reimbursed by US Skills. In 2010, we received reimbursement of $249,000 under these agreements. In connection with these agreements we also incurred $171,053 of expenses related to such employees for which we were not entitled to be reimbursed. Michael J. Perik, our former President and Chief Executive Officer, and a former director of our company, has a controlling interest in US Skills.

On December 30, 2009, we entered into a software license agreement with US Skills whereby we agreed to provide our online SAT and ACT preparation software, third party software and hardware. Our company received $760,000 in consideration of this agreement during 2010.

TRANSACTIONS WITH BAIN CAPITAL LLC

On December 7, 2009, we issued preferred stock in a private placement to a limited group of institutional investors, including Bain Capital LLC (“Bain”), an affiliate of Michael A. Krupka and Jeffrey R. Crisan, two of our directors, to fund a portion of the purchase price for our acquisition of Penn Foster. As part of the private placement, Bain received the newly authorized preferred stock in exchange for an aggregate of 39,600 shares of Series C Convertible Preferred Stock, which, prior to the private placement, represented approximately 18.2% of our outstanding voting power. Bain also purchased 25,000 additional shares of the newly authorized preferred stock for $25,000,000. Bain’s shares of preferred stock acquired in the private placement were, pursuant to the vote of our stockholders at a special meeting held on April 21, 2010, converted into shares of Series D Convertible Preferred Stock and currently represent approximately 20.75% of our outstanding voting power as of April 12, 2011.

During 2008, we entered into agreements with Bain to provide live and online GMAT instruction and business school tutoring services to a limited number of Bain employees. We recognized revenue of approximately $39,000 in 2010 from these agreements.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Audit Committee has, among other activities, (i) reviewed and discussed with management the company’s audited annual financial statements for the fiscal year ended December 31, 2010 and interim quarterly results, (ii) discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm for its 2010 fiscal year, the matters required to be discussed by American Institute of Certified Public Accountants Auditing Standards Board on Auditing Standards No. 61 “Communications with Audit Committees,” (iii) considered the independence of PricewaterhouseCoopers LLP, by having discussions with representatives of PricewaterhouseCoopers LLP, and received a letter from them including disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and (iv) discussed with PricewaterhouseCoopers LLP, with and without management present, the results of their audit of the financial statements, their audit of the internal control over financial reporting and the overall quality of the company’s financial reporting. On the basis of the above, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements for the fiscal year ended December 31, 2010 be included in the Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee has also evaluated the performance of PricewaterhouseCoopers LLP, including, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services in 2010. Information about PricewaterhouseCoopers LLP’s fees for 2010 is discussed below in this Proxy Statement under “Proposal 2—Ratification and Selection of Independent Registered Public Accounting Firm”. Based on its evaluation, the Audit Committee has recommended that The Princeton Review retain PricewaterhouseCoopers LLP to serve as The Princeton Review’s independent registered public accounting firm for the year ending December 31, 2011.

Submitted by the Audit Committee of the Board of Directors

Robert E. Evanson, Chairman

David Lowenstein

Linda Whitlock

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers, independent registered public accounting firm, to serve as The Princeton Review’s independent registered public accounting firm for the year ending December 31, 2011. It is expected that a member of the firm will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Stockholder ratification of the independent registered public accounting firm is not required under Delaware law or under our amended and restated certificate of incorporation or our amended and restated by-laws. We are submitting the appointment of PricewaterhouseCoopers to our stockholders for ratification because we believe it is a matter of good corporate governance. If you do not ratify the selection of PricewaterhouseCoopers as the independent registered public accounting firm for the year ending December 31, 2011, the Audit Committee of the Board of Directors will consider the results of this vote in selecting the independent registered public accounting firm for future years.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the fees that we paid or accrued for the audit and other services provided by PricewaterhouseCoopers in fiscal years 2009 and 2010:

	2009	2010
Audit Fees	$1,187,750	$1,787,975
Audit Related Fees	$584,713	$225,000
Tax Fees	$303,751	$295,423
All Other Fees	$26,000	$55,000

Total	$2,102,214	$2,363,398

Audit Fees

This category includes the audit of our annual financial statements, audit of our internal control over financial reporting, reviews of financial statements included in our Quarterly Reports on Form 10-Q, accounting consultations related to the audits or interim reviews and assistance with comment letters and other documents filed with the SEC.

Audit-Related Fees

This category consists of other assurance and related services provided by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include audit and advisory fees related to the acquisition of Penn Foster.

Tax Fees

This category consists of professional services provided by PricewaterhouseCoopers for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include federal, state, local and international tax compliance services and tax planning.

All Other Fees

This category consists of other routine professional services provided by PricewaterhouseCoopers that our Audit Committee does not believe would impair the independence of PricewaterhouseCoopers and are not prohibited by SEC rules. The services for the fees disclosed under this category consisted of technical forensic work related to a data security incident and work related to filings with the SEC.

Pre-Approval Policies and Procedures

We have a formal policy that requires that all services to be provided by PricewaterhouseCoopers, including audit services, audit-related services, tax services and other permitted services, must be pre-approved by our Audit Committee. As permitted by SEC rules, the policy permits the Audit Committee to delegate its pre-approval authority to the Chairperson of the Audit Committee. The Chairperson must report, for informational purposes only, any pre-approval decisions to the full Audit Committee at its next scheduled meeting or by email. Proposed services that have not been pre-approved pursuant to the Pre-Approval Policy must be specifically pre-approved by the Audit Committee before they may be provided by PricewaterhouseCoopers. Any pre-approved services exceeding the pre-approved monetary limits require separate approval by the Audit Committee. All audit fees, audit-related fees and all other fees of our principal accounting firm for 2010 were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE PRINCETON REVIEW’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This vote is advisory, and therefore not binding on The Princeton Review, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES

ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution, commonly known as a say-on-frequency proposal, to stockholders at least once every six years to determine whether advisory votes on executive compensation, such as Proposal 3 of this proxy statement, should be held every one, two or three years.

After careful consideration, our Board of Directors has determined that an advisory vote on the compensation of our named executive officers that occurs every two years, or a biennial vote, is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a two-year interval for the say-on-frequency proposal. It should be noted, however, that you are not voting to approve or disapprove our Board of Directors’ recommendation on this matter.

Our Board of Directors believes that a biennial vote complements our goal to create a compensation program that enhances long-term stockholder value. An advisory vote on executive compensation every other year represents an appropriate balance between receiving stockholder input and the need for stability and continuity with respect to corporate policies. A two-year vote cycle would give the Board of Directors and the Compensation Committee sufficient time to thoughtfully respond to stockholder sentiments and to implement any necessary changes to executive compensation policies and procedures while still remaining accountable for executive compensation decisions on a frequent basis.

This vote is advisory, and therefore not binding on The Princeton Review, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future advisory votes on the compensation of our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A “BIENNIAL” VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be paid by The Princeton Review. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

For stockholder proposals to be included in our proxy materials relating to our Annual Meeting of Stockholders to be held in 2012 (the “2012 Annual Meeting”), all applicable requirements of Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”) must be satisfied and such proposals must be received by us at our principal executive offices no later than December 30, 2011.

Stockholders who do not wish to submit a proposal for inclusion in our proxy materials relating to our 2012 Annual Meeting in accordance with Rule 14a-8 may submit a proposal for consideration at the 2012 Annual Meeting in accordance with our bylaws. Such stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the Annual Meeting. Accordingly, for our 2012 Annual Meeting, proposals must be received at our principal executive offices not earlier than Friday, March 23, 2012 and not later than Sunday, April 22, 2012. However, in the event that the 2012 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the Annual Meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2012 Annual Meeting is mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders.

All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be mailed to: The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, Attn: Neal S. Winneg, Secretary.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

THE PRINCETON REVIEW, INC. 111 SPEEN STREET, SUITE 550 FRAMINGHAM, MA 01701

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

____ ____ ____ ____ ____ ____

	CONTROL # g	000000000000

NAME	SHARES
	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except
1.	Election of Directors		☐	☐	☐
Nominees
01	David Lowenstein
The Board of Directors recommends you vote FOR proposals 2. and 3.									For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers as the independent registered public accounting firm of the company for its fiscal year ending December 31, 2011.								☐	☐	☐
3.	An advisory vote on the compensation of the Company’s named executive officers.								☐	☐	☐
The Board of Directors recommends you vote 2 YEARS on the following proposal:								1 year	2 years	3 years	Abstain
4.	An advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers.							☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
SHARES
CUSIP #
				JOB #					SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

THE PRINCETON REVIEW, INC. Annual Meeting of Stockholders This Proxy is Solicited on Behalf of The Board Of Directors

The undersigned stockholder of The Princeton Review, Inc. (the “Company”), hereby appoints John M. Connolly, Christian G. Kasper and Neal S. Winneg and each of them, with power of substitution to each, true and lawful Proxies of the undersigned and hereby authorizes them to represent and vote, as specified herein, all shares of capital stock of the Company held of record by the undersigned as of the close of business on April 28, 2011 at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 21, 2011 at 10:00 a.m., local time, at the offices of Goodwin Procter, LLP, located at 53 State Street, 28th Floor, Boston, Massachusetts 02109 (the “Annual Meeting”), and any adjournments or postponements thereof.

The shares represented by this proxy will be voted in the manner directed. If no direction is given, the shares will be voted FOR the election of the nominee for Class I director named in this Proxy Statement, FOR the ratification of the selection of our independent registered public accounting firm, FOR the approval of an advisory resolution regarding our named executive officer compensation, and FOR holding future advisory votes on the compensation of our named executive officers on a biennial basis. In their discretion, the Proxies are each authorized to vote upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Continued and to be signed on reverse side